Exhibit 99.1

Point Therapeutics Files Shelf Registration Statement

    BOSTON--(BUSINESS WIRE)--Dec. 17, 2004--Point Therapeutics, Inc. (NASDAQ:POTP) announced today that it has filed with the Securities and Exchange Commission a shelf registration statement on Form S-3 which, when declared effective, will permit the Company, from time to time, to offer and sell up to $50 million of common stock and warrants.
    Point plans to use the proceeds from any offering for the continued clinical development of its lead product candidate, talabostat, in the treatment of a variety of cancers, preclinical research and development activities, potential acquisitions or in-licensing of new technologies and for general corporate purposes.
    A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

    ABOUT POINT THERAPEUTICS, INC.:

    Point is a Boston-based biopharmaceutical company developing small molecule drugs for a variety of cancers, certain hematopoietic disorders, type 2 diabetes and as vaccine adjuvants. Our lead product candidate, talabostat (PT-100), is in Phase 2 clinical trials and is an orally-active small molecule which, through a novel mechanism of action, has the potential to inhibit the growth of malignant tumors and to reconstitute the hematopoietic system.

    Certain statements contained herein are not strictly historical and are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. This information includes the potential size of any offering, the anticipated use of proceeds, statements on the prospects for our drug development activities and results of operations based on our current expectations, such as statements regarding certain milestones with respect to our clinical program and our product candidates. Forward-looking statements are statements that are not historical facts, and can be identified by, among other things, the use of forward-looking language, such as "believes," "expects," "may," "will," "should," "seeks," "plans," "schedule to," "anticipates" or "intends" or the negative of those terms, or other variations of those terms of comparable language, or by discussions of strategy or intentions. A number of important factors could cause actual results to differ materially from those projected or suggested in the forward looking statement, including, but not limited to, the ability of Point to (i) successfully develop and manufacture products, (ii) obtain external funding to finance our operations, (iii) obtain the necessary regulatory approvals, and (iv) obtain and enforce intellectual property rights, as well as the risk factors described in Point's Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on November 16, 2004, and from time to time in Point's other reports filed with the Securities and Exchange Commission.

    CONTACT: Point Therapeutics, Inc.
             Richard N. Small, 617-933-2136
              or
             Investor Relations:
             The Trout Group
             Ritu Baral, 212-477-9007 ext. 25